Calculation of Filing Fee Tables
S-3
NORTHERN TRUST CORP
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Debt Securities	457(r)				0.0001381
Fees to be Paid	2	Equity	Preferred Stock	457(r)				0.0001381
Fees to be Paid	3	Equity	Depositary Shares	457(r)				0.0001381
Fees to be Paid	4	Equity	Common Stock, $1.66 2/3 par value	457(r)				0.0001381
Fees to be Paid	5	Other	Stock Purchase Contracts	457(r)				0.0001381
Fees to be Paid	6	Other	Stock Purchase Units	457(r)				0.0001381
Fees to be Paid	7	Other	Warrants	457(r)				0.0001381
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(note 1a) A presently indeterminate number, principal amount or aggregate initial offering price of debt securities, shares of preferred stock, depositary shares, shares of common stock, stock purchase contracts, stock purchase units and warrants as may be issued from time to time at indeterminate prices is being registered hereunder. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. Securities registered hereunder may be issuable upon conversion, exchange or exercise of any securities registered hereunder or that are represented by depositary shares, to the extent any such securities are by their terms, convertible into, or exchangeable or exercisable for, such securities, including under any applicable anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. (note 1b) In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

[2]	(see note 1a) (see note 1b)

[3]	(see note 1a) (see note 1b) (note 3b) In the event that the registrant elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary shares, evidenced by depositary receipts, issued pursuant to a deposit agreement, will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under any such agreement.

[4]	(see note 1a) (see note 1b)

[5]	(see note 1a) (see note 1b) (note 4d) Each stock purchase contract will be issued under a purchase agreement and will obligate holders to purchase from or sell to the registrant, and obligate the registrant to sell to or purchase from the holders, a specified number of shares of common stock, preferred stock, depositary shares or other securities.

[6]	(see note 1a) (see note 1b) (note 6a) Each stock purchase unit will be issued under a unit agreement or indenture and will represent an interest in one or more stock purchase contracts and beneficial interests in debt securities or any other securities, in any combination, which may or may not be separable from one another.

[7]	(see note 1a) (see note 1b)

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date